Exhibit 10.3
***Text Omitted and Filed Separately with the Securities and Exchange Commission.
Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

28903 North Avenue Paine, Valencia, California 91355 USA 61 South Paramus Road, Paramus, New Jersey 07652 USA One Casper Street, Danbury, Connecticut 06810 USA www.mannkindcorp.com
N.V. Organon
Kloosterstraat 6,
5349 AB Oss,
The Netherlands
Dear Sirs:
Supply Agreement (the “Supply Agreement”) made as of the 7th of November 2007, between MannKind Corporation, a Delaware corporation (“MannKind”), with its principal office and place of business at 28903 North Avenue Paine, Valencia, CA 91355, U.S.A., and N.V. Organon, a Dutch company (“Organon”) with its principal office and place of business at Kloosterstraat 6, 5349 AB OSS, The Netherlands (each of MannKind and Organon, a “Party” and together, the “Parties”).
A dispute has arisen between the Parties relating to the Supply Agreement (the “Dispute”). The Parties have settled their differences and have agreed terms for the full and final settlement of the Dispute. They wish to record those terms of settlement (including the termination of the Supply Agreement), on a binding basis, in this letter agreement (“Letter Agreement”).
Agreed terms
1.	Interpretation

Capitalised terms used but not defined in this Letter Agreement shall have the meaning given to them in the Supply Agreement.

2.	Effect of this Letter Agreement

The Parties hereby agree that this Letter Agreement shall immediately be fully and effectively binding on them.

3.	Payment, Delivery and Acceptance

3.1	The Supply Agreement is terminated. Notwithstanding such termination, the provisions of the Supply Agreement explicitly referred to herein, as well as all provisions designated to survive termination pursuant to Section 11.5 of the Supply Agreement, shall survive this termination and remain in effect.

3.2	MannKind shall pay to Organon the total sum of US$16 million, divided into two installments payable by way of bank transfer as follows:

(a) the amount of US$8 million to be paid within two days of MannKind’s receipt of the First Shipment (as defined in Section 3.3(a) below); And

(b) the amount of US$8 million to be paid within two days of MannKind’s receipt of the Second Shipment (as defined in Section 3.3(b) below).

3.3	Organon shall manufacture and supply to MannKind’s Danbury, Connecticut facility a total of [...***...] of Product manufactured in accordance with the shelf life requirements of the Supply Agreement and divided into two shipments deliverable as follows:

(a) A shipment of approximately [...***...] of Product to arrive at MannKind’s Danbury, Connecticut Facility on 28 June 2011 (the “First Shipment”); and

(b) A shipment of the balance of the total of [...***...] of Product to be shipped from Organon’s facility in France as soon as practicable following Organon’s receipt of the payment from MannKind pursuant to Section 3.2(a) above (the “Second Shipment”). Organon shall deliver the Second Shipment to MannKind’s Danbury, Connecticut facility as soon as practicable following such Second Shipment’s having received all regulatory, customs, or FDA clearances required for shipment into and within the United States, provided, however, that Organon shall provide MannKind reasonable notice in advance of the planned delivery date and provided further that such delivery date shall be extended as necessary to ensure that delivery does not occur on any statutory holiday, a weekend, a Monday or a Friday. To facilitate Organon’s delivery obligations under this Section 3.3(b), MannKind hereby agrees to provide Organon with a Letter of Intended Use in the form attached hereto as Schedule A and revised by MannKind as may be necessary in order to meet government/regulatory requirements. For the avoidance of doubt, it shall be MannKind’s obligation to provide a Letter of Intended Use that satisfies all government/regulatory requirements.

3.4	Organon shall bear the risk of loss for the Product until delivery to such designated facility at which time title to the Product and the risk of loss shall pass to MannKind.

3.5	Each shipment of the Product shall be accompanied by accurate and complete documents including, but not limited to, relevant certificates of analysis and certificates of compliance.

3.6	The provisions of clause 6.4 (“Inspection, Acceptance and Rejection”) and clause 6.5 (“Expert”) of the Supply Agreement shall apply to each delivery of Product under this Letter Agreement.

3.7	Product supplied by Organon hereunder shall conform to the Specification set forth in Exhibit A to the Supply Agreement and the warranty set forth in clause 3.8 of this Letter Agreement. Organon shall perform quality control testing and quality oversight on the Product to be delivered to MannKind hereunder.

3.8	Organon represents and expressly warrants that the Product provided under this Letter Agreement shall conform to the Specifications, including the Quality/Technical Agreement, shall be in compliance with all applicable laws and regulations, and free from defect, claim, encumbrance or lien. If and to the extent the corresponding event is not governed by clause 3.6 of this Letter Agreement, upon any breach of the warranty Organon shall at Organon’s sole expense promptly (and in no event longer than ninety (90) calendar days) correct, at no cost to MannKind, and at MannKind’s request, any such breach by replacement of the Product that did not conform to such warranty and shall provide technical assistance to MannKind to address the Product non-conformity issues. Any replacement shall be considered a new Product for purposes of this clause 3.8.

Organon represents and warrants that it has and shall at all times throughout the term of this Agreement have, whether by right, title, interest, including by license or otherwise, the Intellectual Property Rights that are required to use, manufacture, market, offer to sell, sell, import and export the Product in accordance with the terms of this Letter Agreement and that this Letter Agreement shall not infringe third party rights.
***Confidential Treatment Requested

EXCEPT AS EXPRESSLY PROVIDED HEREIN, ORGANON MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY OR FITNESS FOR PURPOSE OF THE PRODUCT SUPPLIED TO MANNKIND.

3.9	MannKind shall only use the Product for End Product in the Territory.

4.	Release

This Letter Agreement is in full and final settlement of, and each party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the parties or to the law, and whether in law or equity, that it, its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers and directors or any of them ever had, may have or hereafter can, shall or may have against the other party or any other of its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors arising out of or connected with:

(a) the Dispute;

(b) the underlying facts relating to the Dispute;

(c) any agreement between or act by the parties, their parents, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors, or any of them; and

(d) any other matter arising out of or connected with the relationship between the parties (including the Supply Agreement).

(Collectively the “Released Claims”).

5.	Agreement Not to Sue

Except as necessary to enforce its rights under this Letter Agreement, each Party agrees, on behalf of itself and on behalf of its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors, not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other party or its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors, any action, suit or other proceeding concerning the Released Claims, in this jurisdiction or any other.

6.	Costs

The Parties shall each bear their own costs (including but not limited to legal costs) in relation to the Dispute and this Letter Agreement.

7.	Warranties and Authority

7.1	Each Party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the Released Claims.

7.2	Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Letter Agreement.

8.	Indemnities

Each Party hereby indemnifies, and shall keep indemnified, the other party against all costs and damages (including the entire legal expenses of the parties) incurred in all future actions, claims and proceedings in respect of any of the Released Claims which they may bring against the other party or its parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors.

9.	No Admission

This Letter Agreement is entered into in connection with the compromise of disputed matters and in the light of other considerations. It is not, and shall not be represented or construed as, an admission of liability or wrongdoing on the part of either Party to this Letter Agreement or any other person or entity.

10.	Severability

If any provision of this Letter Agreement is found to be void or unenforceable, that provision shall be deemed to be deleted from this Letter Agreement and the remaining provisions of this Letter Agreement shall continue in full force and effect and the Parties shall use their respective reasonable endeavours to procure that any such provision is replaced by a provision which is valid and enforceable, and which gives effect to the spirit and intent of this Letter Agreement.

11.	Entire Agreement

This Letter Agreement, together with the provision of the Supply Agreement and Quality Agreement referenced herein, constitutes the entire understanding and agreement between the Parties in relation to the subject matter of this Letter Agreement.

Each Party acknowledges that it has not entered into this Letter Agreement in reliance wholly or partly on any representation or warranty made by or on behalf of the other party (whether orally or in writing) other than as expressly set out in this Letter Agreement.

12.	Confidentiality

The terms of this Letter Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party other than:

(a) to the Parties’ respective auditors, insurers and lawyers on terms which preserve confidentiality;

(b) pursuant to an order of a court of competent jurisdiction or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure; and

(c) as far as necessary to implement and enforce any of the terms of this Letter Agreement.

The Parties are entitled to confirm the fact of, but not the terms of, settlement of the Dispute.

13.	Governing Law and Dispute Resolution

13.1 This Letter Agreement shall be governed by, and construed in accordance with English law.

13.2 Any controversy or claim arising out of or relating to this Letter Agreement, or the breach thereof, shall be settled by arbitration by a sole arbitrator administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted in the English language in New York City.

14.	Contracts (Rights of Third Parties) Act 1999

No other person who is not a party to this Letter Agreement shall have any rights, whether under the Contract (Rights of Third Parties) Act 1999 or otherwise, to enforce any terms of this Letter Agreement.

15.	Co-operation

The Parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other Party for the purpose of putting this Letter Agreement into effect, including MannKind’s provision of appropriate purchase orders and a Letter of Intended Use in the form attached hereto as Schedule A, revised by MannKind as may be necessary to allow the Product to receive customs/FDA or other regulatory clearance. The parties shall fully cooperate with each other to provide feedback, comments, questions or other communications, if any, received from any governmental agency or authority with respect to any documents or requirements necessary for importation of the Product into the United States and shipment within the United States.

16.	Counterparts

This Letter Agreement may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original and all of which together evidence the same Letter Agreement.

17.	Variation

Any variation of this Letter Agreement shall be in writing and signed by or on behalf of each party.
IN WITNESS WHEREOF, the Parties hereto have this day caused this Letter Agreement to be executed by their duly authorized officers.

N.V. Organon		MannKind Corporation

By:	/s/ Dr. Ir. Jan Smook	By:	/s/ Hakan Edstrom

	Name: Dr. Ir. Jan Smook		Name: Hakan Edstrom
	Title: Vice President Manufacturing		Title: President & COO
	Date: 24 June 2011		Date: 6/23/2011

By:	/s/ J.H.M. Pluymen
Name: J.H.M. Pluymen
Title: Chairman of the Board
Date: 24 June 2011

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